Griffin Institutional Access Credit Fund

Item 77I - Terms of New or Amended Securities

Griffin Institutional Access Credit Fund (the "Registrant"), began offering Class A, C and I shares on March 31, 2017.  Pre−Effective Amendment No. 3 to the Registrant's Registration Statement, Accession Number 0001398344-17-003963, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.